Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the PRA Group, Inc. 2022 Omnibus Incentive Plan (as amended, the “Amended and Restated 2022 Equity Plan”) of our reports dated March 2, 2026, with respect to the consolidated financial statements of PRA Group, Inc., and the effectiveness of internal control over financial reporting of PRA Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia

August 14, 2026